Exhibit 10.1

Summary of Non-Employee Director Compensation

SITEONE LANDSCAPE SUPPLY, INC.
(the “Company”)

Each non-employee director serving on the Company’s Board of Directors (the “Board”) shall be entitled to receive:

1.Annual Cash Retainer. An annual cash retainer of $75,000. The annual cash retainer shall be paid quarterly in arrears on March 31, June 30, September 30, and December 31 for each year.

2.Committee Fees; Chair Fees; Lead Director Fee. A cash retainer, as follows:

a.a non-employee director serving as the Lead Director of the Board shall receive an additional annual cash retainer of $35,000;

b.a non-employee director serving as the chair of the Audit Committee shall receive an additional annual cash retainer of $32,500;

c.a non-employee director serving as the chair of the Compensation Committee shall receive an additional annual cash retainer of $25,000;

d.a non-employee director serving as the chair of the Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $17,500;

e.a non-employee director who is a member of the Audit Committee shall receive an additional annual cash retainer of $12,500;

f.a non-employee director who is a member of the Compensation Committee shall receive an additional annual cash retainer of $10,000; and

g.a non-employee director who is a member of the Nomination and Corporate Governance Committee shall receive an additional annual cash retainer of
$7,500.

Directors shall not receive additional fees for attending any Board or committee meetings. The cash retainer fees for serving as Lead Director and for service on committees shall be paid quarterly in arrears on March 31, June 30, September 30, and December 31 for each year.

3.Expense Reimbursement. Each director shall be reimbursed for reasonable expenses incurred in connection with attending Board meetings and committee meetings.

4.Equity Retainer. An annual equity award of fully-vested deferred stock units with a fair market value equal to $115,000 on the date of the grant, as determined under the Company’s Equity Plan (as defined below). This annual grant of fully-vested deferred stock units shall be made on the day of the Company’s annual shareholder meeting as a prospective award (i.e., for the coming year of service). Deferred stock units granted to non-employee directors shall be granted on a fully-vested basis but will not settle into the Company’s common stock until the earlier to occur of (i) the director receiving the grant has ceased to serve as a non- employee director on the Board and (ii) a change in control within the parameters of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

5.Compensation for New Directors. Any new non-employee director who joins the Board will be entitled to prorated compensation, in both cash and equity, for the year in which he or she joins the Board. Such a director’s initial equity award will be valued using the fair market value of a share of the Company’s common stock on the date of his or her appointment to the Board, as determined under the Company’s Equity Plan.

6.Deferral Election. Non-employee directors may also elect to convert all or a portion of their annual cash retainers, committee fees and chair fees into fully-vested deferred stock units using the fair market value of a share of the Company’s common stock, as determined under the Company’s Equity Plan, on the payment date subject to deferral requirements of Section 409A.

7.Omnibus Equity Incentive Plan. Deferred stock units for non-employee directors shall be granted under the SiteOne Landscape Supply, Inc. 2016 Omnibus Equity Incentive Plan, or a successor plan (the “Equity Plan”).